UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2017
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FIBROCELL SCIENCE, INC.
(Exact Name of Registrant as Specified in its Charter)
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DELAWARE	001-31564	87-0458888
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA 19341
(Address of principal executive offices and zip code)

(484) 713-6000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed from last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On March 1, 2017, Fibrocell held a Special Meeting of Stockholders (the "Special Meeting"). As of January 27, 2017, the record date for the Special Meeting, there were 44,079,447 shares of common stock issued and outstanding and entitled to vote on the proposals presented at the Special Meeting, of which 39,004,047, or 88.5%, were present in person or represented by proxy, which constituted a quorum. The holders of shares of our common stock are entitled to one vote for each share held. Set forth below are the final voting results for each of the proposals submitted to a vote of the Company’s stockholders at the Special Meeting.

Proposal 1. Amendment to the Company's Restated Certificate of Incorporation

The Company’s stockholders approved the adoption of an amendment to the Company's Restated Certificate of Incorporation, as amended, to effect a reverse stock split of the Company's outstanding shares of common stock at a ratio within a range from 1:3 to 1:10, with the final ratio to be determined by the Company's Board of Directors, in its sole discretion. The voting on this proposal is set forth below:

Shares Voted:	For	Against	Abstentions
Amendment to Restated Certificate of Incorporation	36,216,690	2,746,251	41,106

Proposal 2. Authorization to Adjourn the Special Meeting

The Company's stockholders approved the proposal to authorize the proxy holder to adjourn the Special Meeting to another time and place, if necessary, to solicit additional proxies in the event that there are not sufficient votes to approve Proposal 1. The voting on this proposal is set forth below:

Shares Voted:	For	Against	Abstentions
Authorization to Adjourn the Special Meeting	36,178,838	2,650,143	175,066
Adjournment of the Special Meeting was not necessary or appropriate because there were sufficient votes in favor of Proposal 1.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Fibrocell Science, Inc.
By:	/s/ John M. Maslowski
John M. Maslowski
Chief Executive Officer
Date: March 1, 2017